                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to Registration Statement on Form SB-2/A, of OrganiTech USA, Inc. and Subsidiary (A Development Stage
Company) of our report dated July 13, 2005, relating to the consolidated Balance
Sheet at December 31, 2003 and the consolidated Statements of Operations,
Shareholders Equity (Deficit) and Cash Flows of OrganiTech USA, Inc. and
Subsidiary for the year ended December 31, 2003 and the cumulative period from
July 1, 1999 (inception) to December 31, 2003, which appears in such
Registration Statement. We also consent to the reference to us under the heading
"Experts" in such Registration Statement.

/s/ Amper, Politziner, & Mattia, P.C.
-------------------------------------
Amper, Politziner, & Mattia, P.C.

Edison, New Jersey
Date:  September 27, 2006